Exhibit (p)(iv)

JANUS ETHICS RULES

PERSONAL TRADING CODE OF ETHICS POLICY

GIFT POLICY OUTSIDE EMPLOYMENT POLICY

REVISED August 3, 2010

Table of Contents

DEFINITIONS	1

INTRODUCTION	4

PERSONAL TRADING CODE OF ETHICS	5

OVERVIEW	5

GUIDING PRINCIPLES	5

CAUTION REGARDING PERSONAL TRADING ACTIVITIES	6

COMMUNICATIONS WITH INDEPENDENT TRUSTEES	6

GENERAL PROHIBITIONS	6

TRANSACTIONS IN COMPANY SECURITIES	9

WINDOW PERIODS FOR COMPANY SECURITY TRADES	9

PRE-CLEARANCE PROCEDURES FOR COMPANY SECURITIES	9

TRANSACTIONS IN JANUS FUNDS	9

BAN ON SHORT-TERM TRADING PROFITS	9

TRANSACTIONS IN COVERED SECURITIES	10

TRADING RESTRICTIONS	10

EXCLUDED TRANSACTIONS	10

DISCLOSURE OF CONFLICTS	11

TRADING BAN ON PORTFOLIO MANAGERS AND RESEARCH ANALYSTS	11

BAN ON IPOS	11

BLACKOUT PERIOD	11

SEVEN-DAY BLACKOUT PERIOD	11

PRECLEARANCE PROCEDURES FOR COVERED SECURITIES	12

PRE-CLEARANCE PROCESS FOR ACCESS PERSONS AND INVESTMENT PERSONS (EXCLUDING INTECH)	12

PRECLEARANCE PROCESS FOR INTECH ACCESS PERSONS	14

FOUR DAY EFFECTIVE PERIOD	14

PRE-CLEARANCE OF STOCK PURCHASE PLANS	14

SIXTY DAY RULE —PROHIBITION ON SHORT-TERM PROFITS	14

FIVE DAY BEST PRICE RULE	15

SHORT SALES	15

HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS	15

REPORTING REQUIREMENTS	15

ACCOUNT STATEMENTS	15

HOLDINGS REPORTS	16

PERSONAL SECURITIES TRANSACTION REPORTS	16

NON-INFLUENCE AND NON-CONTROL ACCOUNTS	17

OTHER REQUIRED FORMS	17

ACKNOWLEDGMENT OF RECEIPT CERTIFICATION	17

ANNUAL CERTIFICATION	17

DIRECTORSHIP DISCLOSURE FORM	18

INVESTMENT PERSONS SEMI-ANNUAL TRANSACTION CERTIFICATION	18

TRUSTEE REPRESENTATION CERTIFICATION	18

GIFT AND ENTERTAINMENT POLICY	19

GIFT GIVING	19

GIFT RECEIVING	19

ENTERTAINMENT	20

REPORTING REQUIREMENTS	20

REPORTING REQUIREMENTS FOR CERTAIN INVESTMENT PERSONNEL	20

GIFT / ENTERTAINMENT POLICY FOR TRUSTEES	20

TRUSTEE REPORTING REQUIREMENTS	21

OUTSIDE EMPLOYMENT POLICY	21

PENALTY GUIDELINES	21

SUPERVISORY AND COMPLIANCE PROCEDURES	23

SUPERVISORY PROCEDURES	23

PREVENTION OF VIOLATIONS	23

DETECTION OF VIOLATIONS	23

COMPLIANCE PROCEDURES	24

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS	24

ANNUAL REPORTS	24

RECORDS	24

INSPECTION	25

CONFIDENTIALITY	25

FILING OF REPORTS	25

GENERAL INFORMATION ABOUT THE ETHICS RULES	26

DESIGNEES	26

ENFORCEMENT	26

INTERNAL USE	26

APPENDIX A	A-1

APPENDIX B	B-1

JANUS ETHICS RULES

DEFINITIONS

The following definitions are used throughout this document. You are responsible for reading and being familiar with each definition.

1.	“Access Person” shall mean:

1) Any Trustee, Director, Officer or Advisory Person of Janus.

2) Any employee of Janus or other person who provides advice on behalf of Janus and is subject to the supervision and control of Janus who has access to nonpublic information regarding any Client’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of the Janus Funds, or who is involved in making securities recommendations to Clients, or who has access to such recommendations that are nonpublic.

3) Any other persons designated by the Ethics Committee as having access to current trading information.

2.	“Advisory Person” shall mean:

1) Any employee of Janus Funds or Janus who in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Janus Funds or for the account of advisory Clients, or whose functions relate to the making of any recommendations with respect to such purchases and sales.

2) Any natural person in a control relationship to the Janus Funds or Janus who obtains information concerning recommendations made to the Janus Funds or for the account of Clients with regard to the purchase or sale of securities.

3. “Assistant Portfolio Manager” shall mean any person who, in connection with his or her regular functions or duties, assists a Portfolio Manager with the management of a Janus Fund or advisory Client. Assistant Portfolio Managers generally do not execute any independent investment decisions nor do they have final responsibilities for determining the securities to be purchased or sold on behalf of any Janus Fund or advisory Client. If in the event an Assistant Portfolio Manager has the ability to independently make investment decisions on behalf of any Janus Fund or advisory Client, then such person will be considered a Portfolio Manager for purposes of these Rules.

4. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) in determining whether a person is subject to the provisions of Section 16 except that the determination of direct or indirect Beneficial Ownership shall apply to all Covered Securities which an Access Person has or acquires. For example, in addition to a person’s own accounts the term “Beneficial Ownership” encompasses securities held in the name of a spouse or equivalent domestic partner, minor children, a relative sharing your home, or certain trusts under which you or a related party is a beneficiary, or held under other arrangements indicating a sharing of financial interest.

5. “Client(s)” shall mean the Janus Funds and other individual and institutional advisory clients of Janus.

6. “Company Security” is any security or option issued by Janus Capital Group Inc (JNS).

7. “Conflicts of Interest Officer” is the Director of Compliance.

8. “Control” shall have the same meaning as that set forth in Section 2(a)(19) of the Investment Company Act of 1940 ( the”1940 Act”).

9. “Covered Persons” are all Trustees, Directors, Officers, and full-time, part-time or temporary employees of Janus INTECH Investment Management LLC (INTECH), and Perkins Investment Management (Perkins) and persons working for any of the foregoing on a contract basis.

10. “Covered Securities” generally include all securities, whether publicly or privately traded, and any option, future, forward contract or other obligation involving securities or index thereof (including foreign currencies), including an instrument whose value is derived or based on any of the above (a “derivative”). Covered Securities also include securities of the Janus Funds (other than money market funds). The term Covered Security includes any separate security, which is convertible into or exchangeable for, or which confers a right to purchase such security. The following investments are not Covered Securities:

1) Shares of registered open-end investment companies (e.g., mutual funds) other than Janus Funds (excluding money market funds) and shares of unit investment trusts that invest exclusively in registered open-end investment companies.

2) Direct obligations of the U.S. government (e.g., Treasury securities) or any derivative thereof.

3) High-quality short-term debt instruments, such as bank certificates of deposit, banker’s acceptances, repurchase agreements, and commercial paper.

4) Insurance contracts, including life insurance or annuity contracts where Janus Funds or Janus sub-advised products are not offered as an investment option.

5) Direct investments in real estate, private business franchises or similar ventures.

6) Physical commodities or any derivatives thereof.

11. “Designated Compliance Representatives” are David Kowalski and Susan Wold or their designee(s).

12. “Director of Research” is Jim Goff.

13. “Ethics Committee” is comprised of Robin Beery, Greg Frost, Ted Hans, Heidi Hardin, Kelley Howes, David Kowalski, Tiphani Krueger, Gibson Smith, Susan Wold, and Justin Wright.

14. “Executive Committee” is comprised of the Chief Executive Officer; the Executive Vice President and Chief Marketing Officer, and President and CEO of the Janus Funds; the Executive Vice President and Managing Director of Janus Capital Group Institutional; the Co-Chief Investment Officers of Janus Capital Management; the Executive Vice President and Chief Financial Officer; the Director of Research; Executive Vice President, Chief Administrative Officer and General Counsel; the Executive Vice President and Managing Director of Janus Global Advisors and President of the Funds Distributors; and Portfolio Manager.

15. “FINRA” is the Financial Industry’s Regulatory Agency that was formed in August 2006 as result of the merger between the regulatory bodies of the New York Stock Exchange and the National Association of Securities Dealers, Inc.

16. “Independent Trustees” are Outside Trustees who are not “interested persons” of the Janus Funds within the meaning of Section 2(a)(19) of the 1940 Act.

17. “Initial Public Offering” (IPO) means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

18. “Inside Trustees” are Trustees who are employed by Janus.

19. “Interested Trustees” are Trustees who, due to special circumstances, are treated by Janus as “interested persons” of the Janus Funds. Interested Trustees are not employed by Janus.

20. “Investment Personnel” shall mean a person who makes or participates in making decisions regarding the purchase or sale of securities by or on behalf of any Client and any person such as an analyst or trader who directly assists in the process. Such employees shall include, but are not limited to, Portfolio Managers, Assistant Portfolio Managers, research analysts, research associates, traders and trade operations personnel. All Investment Personnel are also deemed Access Persons.

21. “Janus” is Janus Investment Fund, Janus Aspen Series, Janus Capital Management LLC, Janus Services LLC, Janus Distributors LLC, Janus Holding Corporation, Janus International Holding LLC, Janus International Ltd., Janus International (Asia) Ltd., Janus Capital Trust Manager Ltd., Janus Selection, Janus World Principal Protected Funds, Janus Capital Funds Plc, INTECH and Perkins.

22. “Janus Funds” are Janus Investment Fund, Janus Aspen Series, Janus Global Funds SPC, Janus Selection, Janus World Principal Protected Funds, and Janus Capital Funds Plc and any other mutual fund or unregistered product to which Janus or a control affiliate is a sub-adviser.

23. “Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933, as amended (“1933 Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rules 504, 505 and 506 thereunder. Limited offerings are often referred to as “private placements” and many unregistered investment vehicles such as hedge funds, private equity funds and venture capital funds are offered pursuant these exemptions.

24. “NASD” is the former National Association of Securities Dealers, Inc., now FINRA. The FINRA rules are still referred to as NASD rules.

25. “Non-Access Person” is any person that is not an Access Person. If a Non-Access Person is a spouse or an equivalent domestic partner of an Access Person, then the Non-Access Person is deemed to be an Access Person.

26. “Portfolio Manager” means any person who, in connection with his or her regular functions or duties, has primary responsibilities for determining the securities to be purchased or sold on behalf of any Janus Fund or advisory Client.

27. “Registered Persons” are persons registered with FINRA by JD LLC.

28. “Restricted Personnel” shall mean:

1) Any Independent Director, Interested Trustee or Officer of JNS.

2) Any employee who in the ordinary course of his or her business has access either directly or indirectly to material non-public information regarding JNS (such as certain specified members of the JNS internal audit, finance and legal staffs).

3) Any other persons determined by the Ethics Committee who potentially has access to material non-public information regarding JNS.

29. “Security Held or to be Acquired” means any Covered Security which, within the most recent fifteen (15) days (i) is or has been held by any Client; or (ii) is being or has been considered by any Client for purchase.

30. “SEC” is Securities and Exchange Commission.

31. “Trustees” are Trustees of Janus Investment Fund and Janus Aspen Series. These definitions may be updated from time to time to reflect changes in personnel.

INTRODUCTION

These Ethics Rules (the “Rules”) apply to all Covered Persons and require that Janus’ business be conducted in accordance with the highest ethical and legal standards, and in such a manner as to avoid any actual or perceived conflict of interest.

The Rules are intended to ensure that you (i) observe applicable legal (including compliance with applicable state and federal securities laws) and ethical standards in the performance of your duties and in pursuit of Janus’ goals and objectives; (ii) at all times place the interests of the Janus Funds and their shareholders, and Clients first; (iii) disclose all actual or potential conflicts (including those between Janus Fund shareholders and JNS public stockholders), should they emerge, to the Conflicts of Interest Officer or the Chief Compliance Officer; (iv) adhere to the highest standards of loyalty, candor and care in all matters relating to our Fund Shareholders and Clients; (v) conduct all personal trading, including transactions in Janus Funds, Company Securities and Covered Securities, consistent with the Rules and in such a manner as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility; and (vi) not use any material non-public information in securities trading. The Rules also establish policies regarding other matters such as outside employment and the giving or receiving of gifts. The Rules do not cover every issue that may arise, but set out basic principles to guide all personnel. Adherence to the Code is critical to maintaining the integrity, reputation and performance of Janus.

You should note that certain portions of the Rules (such as the rules regarding personal trading) may also apply to others, including certain members of your family.

You are required to read and retain these Rules and to sign and submit an Acknowledgment of Receipt Form to Compliance upon commencement of employment or other services. On an annual basis thereafter, you are required to complete an Annual Certification Form. The Annual Certification Form confirms that (i) you have received, read and asked any questions necessary to understand the Rules; (ii) you agree to conduct yourself in accordance with the Rules; and (iii) you have complied with the Rules during such time as you have been associated with Janus. Depending on your status, you may be required to submit additional reports and/or obtain clearances as discussed more fully below.

You are also responsible for reporting matters involving violations or potential violations of the Rules or applicable legal and regulatory requirements by JNS personnel of which you may become aware. Reports may be made to your supervisor, Compliance Representative or Legal Representative. You may also make anonymous reports of possible Code violations by calling 1-800-326-LOSS. An Employee who in good faith reports illegal or unethical behavior is not subject to reprisal or retaliation for making the report. Retaliation is a serious violation of this policy and any concern about retaliation should be reported immediately. Any person found to have retaliated against an Employee for reporting violations is subject to appropriate disciplinary action.

Unless otherwise defined, all capitalized terms shall have the same meaning as set forth in the Definitions section.

PERSONAL TRADING CODE OF ETHICS

OVERVIEW

In general, it is unlawful for persons affiliated with investment companies, their principal underwriters or their investment advisers to engage in personal transactions in securities held or to be acquired by a registered investment company or in the registered investment company itself if such personal transactions are made in contravention of rules the SEC has adopted to prevent fraudulent, deceptive and manipulative practices. Such rules require each registered investment company, investment adviser and principal underwriter to adopt its own written code of ethics containing provisions reasonably necessary to prevent its employees from engaging in such conduct, and to maintain records, use reasonable diligence, and institute such procedures as are reasonably necessary to prevent violations of such code. In addition, registered investment advisers are required to establish, maintain and enforce written codes of ethics that include certain minimum standards of conduct, including among other things, reporting of personal securities transactions by Access Persons. This Personal Trading Code of Ethics (the “Code”) and information reported hereunder enables Janus to fulfill these requirements.

The Code applies to transactions for your personal accounts and any other accounts you Beneficially Own. You may be deemed the Beneficial Owner of any account in which you have a direct or indirect financial interest. Such accounts include, among others, accounts held in the name of your spouse or equivalent domestic partner, your minor children, a relative sharing your home or certain trusts under which you or such persons are a beneficiary.

GUIDING PRINCIPLES

Recognizing that certain requirements are imposed on investment companies and their advisers by virtue of the 1940 Act and the Investment Advisers Act of 1940, considerable thought has been given to devising a code of ethics designed to provide legal protection to accounts for which a fiduciary relationship exists and at the same time maintain an atmosphere within which conscientious professionals may develop and maintain investment skills. It is the combined judgment of Janus that as a matter of policy a code of ethics should not inhibit responsible personal investment by professional investment personnel, within boundaries reasonably necessary to ensure that appropriate safeguards exist to protect Janus Clients. This policy is based on the belief that personal investment experience can over time lead to better performance of the individual’s professional investment responsibilities. The logical extension of this line of reasoning is that such personal investment experience may, and conceivably should, involve securities, which are suitable for Janus Clients in question. This policy quite obviously increases the possibility of overlapping transactions. The provisions of the Code, therefore, are designed to foster personal investments while minimizing conflicts under these circumstances and establishing safeguards against overreaching.

CAUTION REGARDING PERSONAL TRADING ACTIVITIES

Janus will not bear any losses in personal accounts resulting from the application of these Rules. Certain personal trading activities may be risky not only because of the nature of the transactions, but also because action necessary to close a position may become prohibited for some Covered Persons while the position remains open. For example, you may not be able to close out short sales and transactions in derivatives. Furthermore, if Janus becomes aware of material non-public information, or if a Client is active in a given security, some Covered Persons may find themselves “frozen” in a position.

COMMUNICATIONS WITH INDEPENDENT TRUSTEES

As a regular business practice, Janus attempts to keep the Funds’ Trustees informed with respect to its investment activities through reports and other information provided to them in connection with board meetings, on a website dedicated to the Trustees, through meetings between the Chairman of the trustees and Janus’ CIO(s) held in the interim between board meetings and otherwise. In addition, Janus personnel are encouraged to respond to inquiries from Trustees, particularly as they relate to general strategy considerations or economic or market conditions affecting the Funds. With regard to specific holdings information, however, Janus has adopted mutual fund holdings disclosure policies and procedures designed to be in the best interest of the Funds, to protect the confidentiality of the Funds’ portfolio holdings and to permit disclosure of non-public portfolio holdings where such a disclosure is consistent with the antifraud provisions of the federal laws and a Fund’s or Janus’ fiduciary duties. The mutual funds holdings disclosure policy specifically provides that for legitimate business purposes the Trustees may receive non-public portfolio holdings. Accordingly, the Trustees may receive specific information regarding trading activities and portfolio holdings during their periodic portfolio performance reviews and other interim meetings to review investment department activities and personnel, as referred to above. In addition, the policy contemplates that, from time to time, the Trustees may receive specific information in order to perform their duties. Consistent with that mutual funds holdings disclosure policy, however, it is Janus’ general policy not to communicate specific trading or holdings information and/or advice on specific issues to Independent Trustees (i.e., not to provide information on securities for which current activity is being considered for Clients) except as set forth above and in accordance with the policy. Any pattern of repeated requests for specific trading information not in accordance with the mutual funds holdings disclosure policy or as part of their responsibilities by the Funds’ Trustees should be reported to the Chief Compliance Officer or the Vice President of Compliance.

GENERAL PROHIBITIONS

The following activities are prohibited for applicable Covered Persons (remember, if you work at Janus full-time, part-time, temporarily, on a contract basis or you are a Trustee, you are a Covered Person). Persons who violate any prohibition may be required to disgorge any profits realized in connection with such violation to a charitable organization selected by the Ethics Committee and may be subject to other sanctions imposed by the Ethics Committee, as outlined in the Penalty Guidelines.

Covered Persons may not cause a Client to take action, or to fail to take action, for personal benefit, rather than to benefit such Client. For example, a Covered Person would violate this Code by causing a Client to purchase securities owned by the Covered Person for the purpose of supporting or increasing the price of that security or by causing a Client to refrain from selling securities in an attempt to protect a personal investment, such as an option on that security.

1)	Covered Persons may not use knowledge of portfolio transactions made or contemplated for Clients to profit, or cause others to profit, by the market effect of such transactions.

2)	Covered Persons have an obligation to safeguard material non-public information regarding Janus and its Clients. Accordingly, Covered Persons may not disclose current portfolio transactions made or contemplated for Clients or any other non-public information to anyone outside of Janus, except under Janus’ Mutual Fund Holdings Portfolio Disclosure Policy (attached as Exhibit A) and Janus Capital Management LLC Portfolio Holdings Disclosure Policy for Separately Managed Accounts and Commingled Portfolios (attached as Exhibit B).

3)	Covered Persons may not engage in fraudulent conduct in connection with the purchase or sale of Securities Held or to be Acquired by a Client, including without limitation:

(i)	Employing any device, scheme or artifice to defraud any Client.

(ii)	Making any untrue statement of material fact to any Client or omitting to state to any Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, misleading.

(iii)	Engaging in any act, practice or course of business which operates or would operate as a fraud or deceit upon any Client.

(iv)	Engaging in any manipulative practice with respect to any Client.

(v)	Investing in derivatives to evade the restrictions of this Code. Accordingly, individuals may not use derivatives to take positions in securities that would be otherwise prohibited by the Code if the positions were taken directly.

4)	Investment Personnel may not serve on the board of directors of a publicly traded company without prior written authorization from the Ethics Committee. No such service shall be approved without a finding by the Ethics Committee that the board service would not be inconsistent with the interests of Clients. If board service is authorized by the Ethics Committee, the Investment Personnel serving as Director normally should be isolated from those making investment decisions with respect to the company involved through “Chinese Walls” or other procedures.

5)	Covered Persons are also prohibited from engaging in a pattern of transactions in Covered Securities, Company Securities and Janus Funds which are excessively frequent so as to potentially:

(i)	Impact their ability to carry out their assigned responsibilities.

(ii)	Increase the possibility of actual or apparent conflicts.

(iii)	Violate any provision of the Rules, the Corporate Code of Conduct and Janus Funds’ prospectuses.

6)	INTECH officers and employees are prohibited from executing/undertaking personal investment transactions with the same individual(s) with whom business is conducted on behalf of INTECH’s clients.

APPENDIX A: SECURITIES REPORTING FOR ACCESS PERSONS AND INVESTMENT

Type of Security	Is Reporting Required?	Is Pre-clearance Required?
American Depository Receipts/shares/Units (ADRs/ADSs/ADUs)	Yes	Yes (against underlying security and ADR/ADU)

Annuities -Fixed (other than market value adjusted annuities)	Only if Janus Products are available as an investment option	No

Annuities -Adjusted	Only if Janus Products are available as an investment option	No

Bonds and other debt instruments, including, but not limited to: -Corporate -U.S. Guaranteed or of federally sponsored enterprises (FHLMC ,FNMA, GNMA, ect.) -Municipal -Closely Held	Yes	Yes

Bonds and other direct debt instruments of the U.S. Government: (e.g., Treasury notes, bills bonds or STRIPS)	No	No

Bonds -convertible	Yes	Yes (against both underlying stock and convertible debt)

Bank Certificates of Deposit, Savings Certificates, checking and savings accounts and money market accounts, bankers’ acceptances, commercial paper and high quality short-term debt instruments, including repurchase agreements.	No	No

Derivatives (DEC, ELKS, PRIDES, etc.)	Yes	Yes (against underlying stock and derivative)

Exchange-Trade Funds (ETF’s) and Exchange-Trade Notes (ETN’s) -Index Securities, SPDRS/SPY, etc.	Yes	Yes

Futures: physical commodities or any derivatives thereof	No	No

Futures: including foreign currencies and other than previously listed	Yes	Yes (against underlying stock and derivative)

Janus Company Stock	Yes	Yes

(Options on) Janus Company Stock (i.e. puts and calls)	Prohibited	Prohibited

TRANSACTIONS IN COMPANY SECURITIES

WINDOW PERIODS FOR COMPANY SECURITY TRADES

Restricted Personnel and their related parties (your parents, spouse, minor children and other persons living in your household, as well as you) may, subject to pre-clearance and other limitations under the insider trading policy and unless informed to the contrary, only trade in Company Securities during the Window Period. The Window Period will generally open twenty-four (24) hours after JNS publicly announces its quarterly earnings and will close 10 calendar days prior to quarter end. Unless Restricted Personnel have been notified by Compliance to the contrary, no securities trades may take place outside the Window Period.

Non-discretionary transactions in Company Securities (e.g., the acquisition of securities through Janus’ ESPP or receiving options in Company Securities as part of a compensation or benefit plan) do not require preclearance.

Covered Persons may not engage in transactions in Company Securities that are speculative in nature. Speculative trading in Company Securities is characterized by transactions in “put” or “call” options, short sales or similar derivative transactions. Janus discourages short term trading in its own stock. This includes soliciting speculative trades in Company securities. You should not solicit or offer an opinion on Janus stock.

INDEPENDENT TRUSTEES ARE PROHIBITED FROM OWNING COMPANY SECURITIES.

PRE-CLEARANCE PROCEDURES FOR COMPANY SECURITIES

To pre-clear a trade, Restricted Persons must submit a Pre-Clearance Form to Compliance through Janus’ web-based Personal Trading Application (“iComply”). The Director of Compliance or such other Compliance or Legal Representative shall discuss the transaction with Janus’ General Counsel, Chief Financial Officer or Chief Compliance Officer. Compliance shall promptly notify the person of approval or denial for the transaction via email. Notification of approval or denial for the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is in effect for four business days from and including the day of first notification to execute the trade unless revoked by Janus prior to the expiration of the four business day period.

TRANSACTIONS IN JANUS FUNDS

Covered Persons are also required to notify Compliance of each Janus Fund account, including any account where Janus is the sub-adviser, in which they have Beneficial Ownership (see Reporting Requirements below). Covered Persons are subject to any redemption fees charged by the Janus Funds.

BAN ON SHORT-TERM TRADING PROFITS

Covered Persons (including Trustees) shall disgorge any profits realized in the purchase and sale of the same Janus Fund within ninety (90) calendar days. Accordingly, if you sell a Janus Fund within ninety (90) calendar days of purchasing it, you will be required to disgorge any profit made. Disgorgement calculations are determined by the Last-in, First-out (LIFO) method. The ninety (90) day holding period does not apply to written systematic purchase or sale plans such as payroll deduction, automatic monthly investment, or 401(k) contributions. However, it does apply to all other non-systematic transactions such as periodic rebalancing. Any disgorgement of profits required under this provision shall be donated to a charitable organization selected by the Ethics Committee. The Ethics Committee may grant exceptions to this ninety (90) day holding period as a result of death, disability or other special circumstances.

TRANSACTIONS IN COVERED SECURITIES

TRADING RESTRICTIONS

The trading restrictions of the Code apply to all direct and indirect acquisitions and dispositions of Covered Securities, whether by purchase, sale, stock purchase plan, gift, inheritance or otherwise. Unless otherwise noted, the following trading restrictions are applicable to any transaction in a Covered Security (excluding Janus Funds; trading restrictions for Janus Funds are noted above) Beneficially Owned by a Covered Person. Independent Trustees are exempt from certain trading restrictions because of their limited access to current information regarding Janus Funds and Client investments. (Please refer to Appendix A to help you identify some of the security types that require preclearance and/or disclosure. If the list does not mention the specific security type you are looking for, please contact a Compliance Representative). Any disgorgement of profits required under any of the following provisions shall be donated to a charitable organization selected by the Ethics Committee. However, if disgorgement is required as a result of trades by a portfolio manager that conflict with that manager’s own Clients, disgorgement proceeds shall be paid directly to such Clients. If disgorgement is required under more than one provision, the Ethics Committee shall determine in its sole discretion the provision that shall control.

For trading restrictions applicable to Janus Funds, please see Transactions in Janus Funds above.

EXCLUDED TRANSACTIONS

Some or all of the trading restrictions listed below do not apply to the following transactions; however, these transactions must be reported to Compliance (see Reporting Requirements):

1 Tender offer transactions are exempt from all trading restrictions.

2 The acquisition of Covered Securities through an employer retirement plan such as 401(k) Plan or stock purchase plans is exempt from all trading restrictions except pre-clearance, the trading ban on Portfolio Managers, and the seven day rule. (Note: the sales of securities acquired through a stock purchase plan are subject to all of the trading restrictions of the Code.)

3 The acquisition of securities through stock dividends, automatic dividend reinvestment plans, stock splits, reverse stock splits, mergers, consolidations, spin-offs or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of such securities are exempt from all trading restrictions. The acquisition of securities through the exercise of rights issued by an issuer pro rata to all holders of a class of securities, to the extent the rights were acquired in the issue, is exempt from all trading restrictions.

4 An Approved Non-Influence and Non-Control Account. See Non-Influence and Non-Control Account section of this Code. Please note that these accounts are subject to the reporting requirements and to the pre-clearance requirements for Trades in Company Securities for Restricted Employees.

5 The acquisition of securities by gift or inheritance is exempt from all trading restrictions. (Note: the sales of securities acquired by gift or inheritance are subject to all trading restrictions of the Code.)

6 Transactions in Covered Securities that are gifted (except for gifts intended as political contributions) to charitable organizations are exempt from all trading restrictions. Note this exception does not apply to Company Securities.

DISCLOSURE OF CONFLICTS

If an Investment Person is planning to invest or make a recommendation to invest in securities for a Client, and such person has a material interest in the security or issuer of the security, such person must first disclose such interest to his or her manager. The manager shall conduct an independent review of the recommendation to purchase the security for the Client. The manager may review the recommendation only if he or she has no material interest in the security or issuer of the security. A material interest is Beneficial Ownership of any security (including derivatives, options, warrants or rights), offices, directorships, significant contracts, interests or relationships that are likely to affect such person’s judgment.

Investment Personnel may not fail to timely recommend a suitable security to, or purchase or sell a suitable security for a Client in order to avoid an actual or apparent conflict with a personal transaction in that security. Before trading any security, a research analyst has a duty to provide to Janus any material; public information that comes from the company about such security in his or her possession. As a result, Investment Personnel should confirm that a research note regarding such information is on file prior to trading in the security, or if not, should disclose the information to his or her manager or the appropriate portfolio manager.

TRADING BAN ON PORTFOLIO MANAGERS AND RESEARCH ANALYSTS

Portfolio Managers are generally prohibited from trading personally in Covered Securities. However, the following types of transactions are exempt from this policy, but are subject to all applicable provisions of the Rules, including pre-clearance:

1 The purchase or sale of Non-Covered Securities or Company Securities.

2 The sale of any security that is not held by any Client.

3 The sale of any security in order to raise capital to fund a significant life event. For example, purchasing a home or automobile or paying medical or education expenses.

4 The purchase or sale of any security that is not a permissible investment for any Client.

Research Analysts are generally prohibited from trading personally in Covered Securities that are on their coverage lists.

BAN ON IPOS

Covered Persons (except Independent Trustees and Interested Trustees) may not purchase securities in an IPO (excluding secondary, fixed-income and convertible securities offerings). Such securities may be purchased or received, however, when the individual has an existing right to purchase the security based on his or her status as an investor, policyholder or depositor of the issuer. In addition, securities issued in reorganizations are also outside the scope of this prohibition if the transaction involves no investment decision on the part of the Covered Person except in connection with a shareholder vote. (Note: any securities or transactions that fall outside the scope of this prohibition are subject to all applicable trading restrictions.)

BLACKOUT PERIOD

No Access Person may engage in a transaction in a Covered Security when such person knows or should have known at the time there to be pending, on behalf of any Client, a “buy” or “sell” order in that same security. The existence of pending orders will be checked by Compliance as part of the pre-clearance process. Preclearance may be given when any pending Client order is completely executed or withdrawn.

SEVEN-DAY BLACKOUT PERIOD

Investment Personnel may not trade in a Covered Security within seven (7) calendar days after a trade in that security has been made on behalf of any Janus Fund or Client.

PRECLEARANCE PROCEDURES FOR COVERED SECURITIES

Access Persons (except Independent Trustees) must obtain pre-clearance prior to engaging in any personal transaction in Covered Securities, unless such transaction meets one of the Excluded Transactions provisions noted above. A Pre-clearance Request Form must be submitted to Compliance through iComply. The Preclearance Request Form should indicate if securities are being purchased in a Limited Offering. Compliance shall promptly notify the person of approval or denial of the transaction via email. Notification of approval or denial of the transaction may be given verbally; however, it shall be confirmed in writing within seventy-two (72) hours of verbal notification. When pre-clearance has been approved, the person then has four (4) business days from and including the day of first notification to execute the trade.

If the requested transaction is an options contract, all details of the proposed trade must be included on the Pre-Clearance Request Form. This includes disclosure of the type of option (call/put), whether the Access Person is the buyer (holder, long, debit), or the seller (writer, short, credit) of the option, the strike price, as well as the expiration date. If the initial options contract receives preapproval, then the pre-clearance requirement and four-day trading window is waived when the option is called or assigned in accordance with the initial terms of the contract. However, if the Access Person wishes to exercise the option outside of the initial call or assignment terms, pre-clearance is required and the four-day trading window applies.

Investment personnel who have been authorized to acquire securities in a Limited Offering or who hold such securities must disclose that investment to the Director of Research when they are involved in a Client’s consideration of an investment in that issuer, and the Client’s decision to purchase such security must be independently reviewed and approved by the Chief Investment Officer or Director of Research provided such persons have no personal interest in the issuer.

PRE-CLEARANCE PROCESS FOR ACCESS PERSONS AND INVESTMENT PERSONS (excluding INTECH)

A. General pre-clearance shall be obtained by all Access Persons from an authorized person from each of the following:

1 A designated Legal or Compliance Representative will present the personal investment to the Director of Research and his/her designee. The Director of Research will send an e-mail notification containing the personal investment information to all Portfolio Managers, Research Analysts, and Traders. Portfolio Managers, Research Analysts and Traders shall object to such clearance in writing if such person knows of a conflict with a pending Client transaction or a transaction known by such person to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate on the Pre-clearance Form. Such approval is not required for sales of securities not held by any Clients.

2 A designated Legal or Compliance Representative will verify via iComply that at the time of the request there are no pending “buy” or “sell” orders in the security on behalf of a Janus Client (excluding INTECH Clients).

3 The Director of Compliance or a designated Legal or Compliance Representative may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List, if it is determined by Compliance that the proposed trade will not have a material influence on the market for that security or will take advantage of or hinder client trading, if the Access Person has completed an Ethics Rules training session, and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

B. Trades by Investment Personnel employed by JNS may not be pre-cleared pursuant to Section A above. Instead, Investment Personnel must obtain the following approvals.

1 Investment Personnel must send an email to all Janus and Perkins Portfolio Managers, Research Analysts and Traders requesting pre-clearance with a detailed analysis (i.e., describe company’s business, valuation and investment rationale) as to why they are requesting the transaction and why it is not appropriate for Clients. This will start the clock for the Seven (7) Day Blackout Period.

2 If, on the seventh (7th) calendar day after the Investment Person sent the email to the group and no one objected to the trade and no trades in that security occurred on behalf of any Janus Fund or Clients, then the Investment Person must next receive written (email) approval from the Janus and Perkins Directors of Research who will evaluate (i) whether or not there is any conflict of interest or questions of impropriety and (ii) if the Investment Person is also a research analyst and at the time of the request covers the security, the Director of Research shall decline the request.

3 If steps one and two above clear, then the Investment Person must request pre-clearance from Compliance via iComply. Compliance will verify completion of steps one and two and then check the Restricted List and trading blotter to ensure no trades are pending.

If steps one, two and three under Section B above are all cleared, then pre-clearance will be granted and the Investment Person will have four (4) business days to execute the trade.

In addition to the pre-clearance requirements for Investment Personnel, Assistant Portfolio Managers must obtain prior written approval from the Portfolio Manager of the Janus Fund or advisory Client for which he or she is the Assistant Portfolio Manager. Assistant Portfolio Managers are also required to note on the Preclearance Request Form whether or not the security was recommended to Portfolio Managers for purchase or sale on behalf of any Janus Fund or advisory Client, and the reason why the Portfolio Manager decided the transaction was not appropriate at the time.

C. Investment Person (excluding Portfolio Managers) Pre-Clearance of Exchange Traded Funds (ETFs) and Exchange Traded Notes (ETNs):

1 The Investment Person must receive written (email) approval from the Director of Research who will evaluate whether or not there is any conflict of interest or questions of impropriety.

2 Upon approval by the Directors of Research the Investment Person must request preclearance from Compliance via iComply. Compliance will verify approval and then check the Restricted List and trading blotter to determine whether trades are pending.

NO AUTHORIZED PERSON MAY PRE-CLEAR A TRANSACTION IN WHICH SUCH PERSON HAS BENEFICIAL OWNERSHIP.

PRECLEARANCE PROCESS FOR INTECH ACCESS PERSONS

General pre-clearance shall be obtained by all INTECH Access Persons from an authorized person from each of the following:

1 A designated Legal or Compliance Representative will present the personal investment to INTECH’s Chief Compliance Officer (“CCO”), or INTECH’s Compliance Director in the absence of the CCO, whereupon they will have an opportunity to object in writing. INTECH’s CCO or INTECH’s Compliance Director shall object to such clearance if such person knows of a conflict with a pending Client transaction or a transaction known to be under consideration for a Client. Objections to such clearance should also take into account, among other factors, whether the investment opportunity should be reserved for a Client. If no objections are raised, the Designated Legal or Compliance Representative shall so indicate on the Pre-clearance Request Form.

2 A designated Legal or Compliance Representative will verify via iComply that at the time of the request there are no pending “buy” or “sell” orders in the security on behalf of an INTECH Client (excluding JNS Clients).

3 The Director of Compliance, or a designated Legal or Compliance Representative may provide clearance if no legal prohibitions are known by such person to exist with respect to the proposed trade. Approvals for such clearance should take into account, among other factors, the existence of any Watch List or Restricted List, if it is determined by Compliance that the proposed trade will not have a material influence on the market for that security or will take advantage of or hinder client trading, if the Access Person has completed an Ethics Rules training session, and, to the extent reasonably practicable, recent trading activity and holdings of Clients.

NO AUTHORIZED PERSON MAY PRE-CLEAR A TRANSACTION IN WHICH SUCH PERSON HAS BENEFICIAL OWNERSHIP.

FOUR DAY EFFECTIVE PERIOD

Clearances to trade are in effect for four (4) trading/business days from and including the day of first notification of approval. For stock purchase plans, exercise of Company Securities and similar transactions, the date the request is submitted to the company processing the transaction will be considered the trade date for purposes of this requirement. Open orders, including stop loss orders, are generally not allowed unless such order is expected to be completed within the four (4) day effective period. It is necessary to re-pre-clear transactions not executed within the four-day effective period.

PRE-CLEARANCE OF STOCK PURCHASE PLANS

Access Persons (except Independent Trustees) who wish to participate in a stock purchase plan (excluding the Janus Employee Stock Purchase Plan (“ESPP”)) must pre-clear such trades via iComply prior to submitting notice of participation in such stock purchase plan to the applicable company. To pre-clear the trade, the Director of Compliance shall consider all material factors relevant to a potential conflict of interest between the Access Person and Clients. In addition, you must pre-clear any increase of $100 or more to a pre-existing stock purchase plan.

SIXTY DAY RULE — PROHIBITION ON SHORT-TERM PROFITS

Access and Investment Persons (except Independent Trustees) shall disgorge any profits realized in the purchase and sale, or sale and purchase, of the same or equivalent Covered Securities within sixty (60) calendar days. Disgorgement calculations are determined by the Last-in, First-out (LIFO) method.

ONE DAY BEST PRICE RULE

Any Access Person (except Independent Trustees) who buys or sells a Covered Security within one (1) business day before such security is bought or sold on behalf of any Client must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price paid or received by such Access Person and the least favorable price paid or received by a Client during such period.1 The Ethics Committee has the authority by unanimous action to exempt any person from the one (1) day rule if such person is selling securities to raise capital to fund a significant life event. For example, purchasing a home or automobile or paying medical or education expenses. In order for the Ethics Committee to consider such exemption, the life event must occur within thirty (30) calendar days of the security transaction, and the person must provide written confirmation of the event.

FIVE DAY BEST PRICE RULE

Any Investment Person who buys or sells a Covered Security within five (5) business days before such security is bought or sold on behalf of any Client must disgorge any price advantage realized. The price advantage shall be the favorable spread, if any, between the price paid or received by such person and the least favorable price paid or received by a Client during such period.2

SHORT SALES

Any Access Person (except Independent Trustees) who sells short a Covered Security that such person knows or should have known is held long by any Client shall disgorge any profit realized on such transaction. This prohibition shall not apply, however, to securities indices or derivatives thereof (such as futures contracts on the S&P 500 index). Client ownership of Covered Securities will be checked as part of the pre-clearance process.

HEDGE FUNDS, INVESTMENT CLUBS AND OTHER INVESTMENTS

No Access Person (except Independent Trustees and Interested Trustees) may participate in hedge funds, investment partnerships, investment clubs or similar investment vehicles, unless such person does not have any direct or indirect influence or control over the trading. Covered Persons wishing to rely upon this provision must mark the account as a Non-Influence and Non-Control account on the Account Disclosure Form in iComply and submit it to Compliance for approval. (See Non-Influence and Non-Control Accounts section below.) Such investments are typically Limited Public Offerings and are subject to pre-clearance.

REPORTING REQUIREMENTS

ACCOUNT STATEMENTS

All Covered Persons (except Independent Trustees) must notify Compliance of each brokerage account and Janus Fund account in which they have Beneficial Ownership and must arrange for their brokers or financial institutions to provide to Compliance, within thirty (30) calendar days, duplicate account statements and confirmations showing all transactions in brokerage or Janus Fund accounts in which they have Beneficial Ownership. Disclosure of reportable brokerage or Janus Fund accounts must be submitted via iComply.

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Personal purchases are matched against subsequent Client purchases and personal sales are matched against subsequent Client sales for purposes of this restriction. Janus and Perkins personnel trades will be matched against Janus and Perkins Client trades and INTECH Personnel trades will be matched against INTECH Client trades.

[2]	Personal purchases are matched against subsequent Client purchases and personal sales are matched against subsequent Client sales for purposes of this restriction.

Please note that even if such person does not trade Covered Securities in a particular brokerage or commodities account (e.g., trading non-Janus mutual funds in a Schwab account), the reporting of duplicate account statements and confirmations is required. Reporting of accounts that do not allow any trading in Covered Securities (e.g., a mutual fund account held directly with the fund sponsor) is not required.

Independent Trustees and Interested Trustees must notify Compliance of each Janus Fund account in which he or she has Beneficial Ownership, including any brokerage account through which Janus Fund shares are held, and must arrange for their brokers or financial institutions to provide to Compliance, on a timely basis, duplicate account statements and confirmations showing all transactions in brokerage or Janus Fund accounts in which they have Beneficial Ownership. Disclosure of reportable brokerage or Janus Fund accounts must be submitted via iComply.

Covered Persons must immediately report to Compliance the opening of a reportable account, and certify annually thereafter, including the name of the firm and the name under which the account is carried. Disclosure of reportable brokerage or Janus Fund accounts must be submitted via iComply.

Certain transactions might not be reported through a brokerage account, such as private placements, inheritances or gifts. In these instances, Access Persons must report these transactions within ten (10) calendar days after the transaction using a Personal Securities Transaction Report as noted below.

Registered Persons of JD LLC are reminded that they must also inform any brokerage firm with which they open an account at the time the account is opened, that they are registered with JD LLC.

HOLDINGS REPORTS

Access Persons (except Independent Trustees) must submit to the Chief Compliance Officer or his designee via iComply, within ten (10) calendar days after becoming an Access Person, Covered Securities and Janus Mutual Fund Holdings beneficially held and any accounts through which such securities are maintained. Every Access Person must submit an annual holdings report at least once each twelve month period. The reports must contain information current as of no more than forty-five (45) calendar days from the time the report is submitted.

PERSONAL SECURITIES TRANSACTION REPORTS

Access Persons (other than Independent Trustees) must submit via iComply a Personal Securities Transaction Report to the Chief Compliance Officer or other persons designated in this Code within ten (10) calendar days after any month end showing all transactions in Covered Securities for which confirmations known by such person were not timely provided to Janus, and all such transactions that are not effected in brokerage or commodities accounts, including without limitation non-brokered private placements, and transactions in securities that are in certificate form, which may include gifts, inheritances and other transactions in Covered Securities.

Independent Trustees and Interested Trustees must report a transaction in a Covered Security if such person knew, or in the ordinary course of fulfilling his or her official duties as a Trustee should have known, that, during the fifteen (15) day period immediately preceding the date of his or her personal transaction, such security was purchased or sold by, or was being considered for purchase or sale on behalf of any Janus Fund for which such person acts as Trustee.

Such persons must promptly comply with any request of the Director of Compliance to Provide Transaction reports regardless of whether their broker has been instructed to provide duplicate confirmations. Such reports may be requested, for example, to check that all applicable confirmations are being received or to supplement the requested confirmations when a broker is difficult to work with or otherwise fails to provide duplicate confirmations on a timely basis.

NON-INFLUENCE AND NON-CONTROL ACCOUNTS

The Rules shall not apply to any account, partnership or similar investment vehicle over which a Covered Person has no direct or indirect influence or control. Covered Persons wishing to rely upon this provision are required to receive prior approval from the Ethics Committee. To receive approval, the Covered Person must mark the account as a Non-Influence and Non-Control account on the Account Disclosure Form in iComply and also submit documentation to Compliance that indicates that all trading in account is under the sole discretion of the advisor.

Note: Although a Covered Person may be given an exemption from the Rules for a certain account, such accounts are prohibited from purchasing securities in an initial public offering, Limited Public Offerings, and Company Securities except in accordance with these Rules; and he or she is required to provide Compliance with duplicate account statements and trade confirmations.

Any account beneficially owned by a Covered Person that is managed by Janus in a discretionary capacity is not covered by these Rules as long as such person has no direct or indirect influence or control over the account. The employment relationship between the account-holder and the individual managing the account, in the absence of other facts indicating control will not be deemed to give such account-holder influence or control over the account.

OTHER REQUIRED FORMS

In addition to the Pre-clearance Form, Personal Brokerage Account Disclosures, Report of Personal Securities Transactions, and Notification of Non-Influence and Non-Control Accounts discussed above, the following certifications (available through iComply) must be completed if applicable to you:

ACKNOWLEDGMENT OF RECEIPT CERTIFICATION

Each Covered Person must provide Compliance with an Acknowledgment of Receipt Certification within ten (10) calendar days of commencement of employment or other services certifying that he or she has received a current copy of the Rules and acknowledges, as a condition of employment, that he or she will comply with the Rules in their entirety. In addition, Compliance will provide all Covered Persons with a copy of any amendments to these Rules, and each Covered Persons must certify an acknowledgement of receipt of any material amendments.

ANNUAL CERTIFICATION

Each Covered Person must certify annually that he or she:

1 Has received, read and understands the Rules.

2 Has complied with the requirements of the Rules.

3 Has disclosed or reported all open brokerage account and Janus Fund accounts, personal holdings and personal securities transactions required to be disclosed or reported pursuant to the requirements of the Rules.

DIRECTORSHIP DISCLOSURE FORM

Access and Investment Personnel must provide a brief description of any positions held (e.g. Director, Officer, other) with for profit entities other than Janus by submitting a Directorship Disclosure Form via iComply.

INVESTMENT PERSONS SEMI-ANNUAL TRANSACTION CERTIFICATION

Each Investment Person must provide Compliance with a Transaction Form semi-annually for the calendar year. Investment Persons must certify whether he or she made directed transactions in Janus Mutual Funds based on knowledge of material, non-public information.

TRUSTEE REPRESENTATION CERTIFICATION

All Trustees must upon commencement of services and annually thereafter, provide Compliance with an Independent Trustee/Interested Trustee Representation Form. The Form declares that such persons agree to refrain from trading in any securities when they are in possession of any information regarding trading recommendations made or proposed to be made to any Client by Janus or its officers or employees.

GIFT AND ENTERTAINMENT POLICY

Gifts may be given (or accepted) only if they are in accordance with Janus’ Gift and Entertainment Policy and do not raise any question of impropriety. A question of impropriety occurs if a gift influences or gives the appearance of influencing the recipient. Some Janus business units have supplemental policies regarding gifts and entertainment, which may require additional reports or approvals. YOU ARE RESPONSIBLE FOR KNOWING THE POLICIES OF YOUR BUSINESS UNIT THAT ARE APPLICABLE TO YOU. Only the Chief Compliance Officer, Vice President or Director of Compliance is authorized to grant waivers of this policy.

The following outlines Janus’ general policy on giving and receiving gifts and entertainment and is applicable to all officers, directors and employees of Janus.

GIFT GIVING

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In general, gift giving is limited to $100.00: Neither you nor members of your immediate family may give any gift, series of gifts or other thing of value, (“Gifts”) in excess of $100 per year to any Client or any one person or entity that does or seeks to do business with or on behalf of Janus or any Client (collectively referred to herein as “Business Relationships”).

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Prohibitions: (i) You are prohibited from giving cash, making loans and providing personal services or special discounts on behalf of Janus, even if these fall within the above dollar limits; and (ii) you are prohibited from giving a gift if the gift could be seen by others as engaging in bribery or a consideration for a business favor.

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Charitable Contributions: You are required to receive advance approval from Compliance before making a charitable contribution on behalf of a Client or financial intermediary. Approval is granted only when it is clear that the contribution is being made by Janus.

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In general, receipt of gifts is limited to $100.00: Neither you nor members of your immediate family may receive any Gift(s) the value of which are estimated to exceed $100.00 per year from any single Business Relationship. You may accept a token gift only when the value involved is not material and clearly will not place you under any real or perceived obligation to the donor. Gifts are considered material in value if they influence or give the appearance of influencing the recipient. In the event the aggregate fair market value of all Gifts received by you from any single Business Relationship is estimated to exceed $100 in any twelve (12) month period, you must immediately notify your manager. Managers who receive such notification must report this information to the Chief Compliance Officer, Vice President or Director of Compliance.

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Prohibitions: (i) You are prohibited from receiving cash, loans or personal services or special discounts unless such personal services or special discounts are available to all Covered Persons (i.e. a discount coupon from a retail store); and (ii) the solicitation of Gifts is prohibited (i.e., you may not request a Gift, such as tickets to a sporting event, be given to you)

GIFT RECEIVING

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Travel Expenses: In general, Janus must pay for all travel and lodging expenses. For example, when a Janus employee is invited to tour a company’s facilities or meet with representatives of a company, Janus, and not the company, must pay for your travel and lodging expenses. A Business Relationship may pay for travel amenities that are not readily ascertainable or are considered insubstantial (i.e. a shared cab fare). Conferences and Industry Events: Janus employees are frequently requested to speak at industry conferences and events. In some situations the speech or appearance involves travel, lodging, entertainment or other customary speaker amenities (Customary Business Amenities). If the Business Relationship offers to pay for all or a portion of the Customary Business Amenities, and the amount exceeds the Gift and Entertainment Policy, you are required to have the payment pre-approved by your supervisor/manager AND the Chief Compliance Officer, Vice President or Director of Compliance.

ENTERTAINMENT

In general, entertainment is not considered a Gift so long as such entertainment is business related (e.g., if you are accepting tickets to a sporting event, the offerer must go with you), reasonable in cost, appropriate as to time and place and neither so frequent nor so costly as to raise any question of impropriety. (Entertainment includes items such as a ticket to a sporting event or the theater, greens fees, an invitation to a reception or cocktail party or other comparable entertainment.) Entertainment that you receive requires the offerer’s attendance and is subject to:

Max $300 value per employee, and, if applicable, max $600 value for employee and employee’s guest per single outing. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (airfare/hotels/cars), sporting events, limo rides, etc.

Aggregate value per year of all such benefits may not exceed $1,200 per Business Relationship.

PROHIBITION ON RECEIVING MEALS, GIFTS AND ENTERTAINMENT IN CONNECTION WITH ERISA PLANS

Janus employees are prohibited from receiving any meals, gifts or entertainment (collectively “Gifts”) where the amount or the eligibility of the Gift is based in whole or in part on the amount of business Janus conducts with one or more ERISA Plans or the amount of business conducted that includes ERISA covered plans (e.g. intermediary retirement platforms or consultants). However, the prohibition does not extend to Gifts that would have been received regardless of whether the service was provided to an ERISA plan and cannot be reasonably allocated to such a service.

REPORTING REQUIREMENTS

You are required to report gifts/entertainment in excess of $50 from any one Business Relationship. You are required to certify, at least annually, that any gifts and/or entertainment received from any one Business Relationship were in accordance with the policy.

REPORTING REQUIREMENTS FOR CERTAIN INVESTMENT PERSONNEL

Portfolio Managers, Research Analyst and Traders (excluding INTECH) are required to report at least monthly gifts and/or entertainment received with a value greater than $50 from any one Business Relationship.

GIFT / ENTERTAINMENT POLICY FOR TRUSTEES

Trustees may not receive more than $100 in gifts over the course of a calendar year from Janus. Gifts are things of value received where there was no direct meeting with Janus, e.g., a bottle of wine.

Trustees are prohibited from soliciting gifts or entertainment from Janus. Notwithstanding this prohibition, Trustees may pay for attendance at a Janus event. Trustees may attend Janus hosted events, (such as occasional meals, sporting events, theater/Broadway shows, golf outings, an invitation to a reception or cocktail party or comparable entertainment where Janus personnel are in attendance) subject to:

1. Max $300 value per Trustee, per outing, and, if applicable, max $600 value for Trustee and Trustee’s guest per single outing. The limits apply to the total market value cost (not face value) of the outing, including meals, travel (airfare/hotels/cars), sporting events, limo rides, etc.

2. Aggregate value per year of all such benefits may not exceed $1,200. The above limitations do not apply to meals served in conjunction with a board meeting.

TRUSTEE REPORTING REQUIREMENTS

Trustees are required to certify, at least annually, that any gifts and/or entertainment received from Janus were in accordance with the policy.

OUTSIDE EMPLOYMENT POLICY

No Covered Person (excluding Trustees) shall accept employment or compensation as a result of any business activity (other than a passive investment), outside the scope of his relationship with Janus unless such person has provided prompt written notice of such employment or compensation to Compliance and, in the case of securities-related employment or compensation, has received the prior written approval of the Ethics Committee. All requests for approval must be submitted via iComply by submitting an Outside Employment Form. Registered Persons are reminded that prior approval must be given before any employment outside of Janus is accepted pursuant to JD LLC’s Written Supervisory Procedures and applicable NASD rules.

PENALTY GUIDELINES

OVERVIEW

Covered Persons who violate any of the requirements, restrictions or prohibitions of the Rules may be subject to sanctions imposed by the Ethics Committee. The following guidelines shall be used by the Director of Compliance for recommending remedial actions for Covered Persons who violate prohibitions or disregard requirements of the Rules. Deviations from the One Day, Five Day, Thirty Day and Sixty Day Rules are not considered to be violations under the Rules and, therefore, are not subject to the penalty guidelines.

Upon learning of a potential deviation from, or violation of the Rules, the Director of Compliance will provide a written recommendation of remedial action to the Ethics Committee. The Ethics Committee has full discretion to approve such recommendation or impose other sanctions it deems appropriate. The Ethics Committee will take into consideration, among other things, whether the violation was a technical violation of the Rules or an inadvertent oversight (i.e., ill-gotten profits versus general oversight). The guidelines are designed to promote consistency and uniformity in the imposition of sanctions and disciplinary matters.

PENALTY GUIDELINES

Outlined below are the guidelines for the sanctions that may be imposed on Covered Persons who fail to comply with the Rules:

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First Violation: The Chief Compliance Officer will send a memorandum of reprimand to the person and copy his or her Supervisor and department Vice President. The memorandum will generally reinforce the person’s responsibilities under the Rules, educate the person on the severity of personal trading violations, inform the person of the possible penalties for future violations of the Rules and require the person to re-take Rules training.

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Second Violation (if occurs beyond 2yrs of 1st violation, first violation guidelines will apply): The Ethics Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments or suspension of personal trading privileges for up to sixty (60) days. In addition, the Vice President of the employee’s department, or in the case of Vice Presidents and above and Investment Personnel, a member of the Executive Committee, will be required to have an in person meeting with the employee to reinforce the person’s responsibilities under the Rules, educate the person on the severity of personal trading violations, inform the person of the possible penalties for future violations of the Rules and require the person to re-take Rules training.

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Third Violation (if occurs beyond 2 yrs of 2nd violation, second violation guidelines will apply): The Ethics Committee will impose such sanctions as it deems appropriate, including without limitation, a letter of censure, fines, withholding of bonus payments or suspension personal trading privileges for up to ninety (90) days or termination of employment. In addition, the Vice President of the employee’s department and a member of the Executive Committee will be required to have an in person meeting with the employee to reinforce the person’s responsibilities under the Rules, educate the person on the severity of personal trading violations, inform the person of the possible penalties for future violations of the Rules and require the person to re-take Rules training.

In addition to the above disciplinary sanctions, such persons may be required to disgorge any profits realized in connection with such violation. All disgorgement proceeds collected will be donated to a charitable organization selected by the Ethics Committee. The Ethics Committee may determine to impose any sanctions, including termination, immediately and without notice if it determines that the severity of any violation or violations warrants such action. All sanctions imposed will be documented in such person’s personal trading file maintained by Janus and will be reported to Human Resources.

SUPERVISORY AND COMPLIANCE PROCEDURES

The Chief Compliance Officer and Director of Compliance are responsible for implementing supervisory and compliance review procedures. Supervisory procedures can be divided into two classifications: prevention of violations and detection of violations. Compliance review procedures include preparation of special and annual reports, record maintenance and review and confidentiality preservation.

SUPERVISORY PROCEDURES

PREVENTION OF VIOLATIONS

To prevent violations of the Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

1 Review and update the Rules as necessary, at least once annually, including but not limited to a review of the Code by the Chief Compliance Officer, the Ethics Committee and/or counsel;

2 Answer questions regarding the Rules, or refer the same to the Chief Compliance Officer;

3 Request from all persons upon commencement of services, and annually thereafter, any applicable forms and reports as required by the Rules;

4 Identify all Access Persons and notify them of their responsibilities and reporting requirements;

5 Write letters to the securities firms requesting duplicate confirmations and account statements where necessary; and

6 With such assistance from the Human Resources Department as may be appropriate, maintain a continuing education program consisting of the following:

1) Orienting Covered Persons who are new to Janus and the Rules; and

2) Further educating Covered Persons by distributing memos or other materials that may be issued by outside organizations such as the Investment Company Institute which discuss the issue of insider trading and other issues raised by the Rules.

DETECTION OF VIOLATIONS

To detect violations of these Rules, the Director of Compliance should, in addition to enforcing the procedures outlined in the Rules:

•	Implement procedures to review holding and transaction reports, confirmations, forms and statements relative to applicable restrictions, as provided under the Code; and

•	Implement procedures to review the Restricted and Watch Lists relative to applicable personal and Client trading activity, as provided under the Policy.

Spot checks of certain information are permitted as noted under the Code.

COMPLIANCE PROCEDURES

REPORTS OF POTENTIAL DEVIATIONS OR VIOLATIONS

Upon learning of a potential deviation from or violation of the Rules, the Director of Compliance shall report such violation to the Chief Compliance Officer, together with all documents relating to the matter. The Chief Compliance Officer shall either present the information at the next regular meeting of the Ethics Committee or conduct a special meeting. The Ethics Committee shall thereafter take such action as it deems appropriate (see Penalty Guidelines).

ANNUAL REPORTS

The Chief Compliance Officer shall prepare a written report to the Ethics Committee and the Trustees at least annually. The written report to the Trustees shall include any certification required by Rule 17j-1. This report shall set forth the following information and shall be confidential:

•	Copies of the Rules, as revised, including a summary of any changes made since the last report;

•	Identification of any material issues arising under the Rules including material violations requiring significant remedial action since the last report;

•	Identification of any material conflicts arising since the last report; and

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Recommendations, if any, regarding changes in existing restrictions or procedures based upon Janus’ experience under these Rules, evolving industry practices, or developments in applicable laws or regulations.

The Trustees must initially approve these Rules within the time frame required by Rule 17j-1. Any material changes to these Rules must be approved within six months.

RECORDS

Compliance shall maintain the following records on behalf of each Janus entity:

•	A copy of this Code and any amendment thereof which is or at any time within the past five years has been in effect;

•	A record of any violation of this Code, or any amendment thereof, and any action taken as a result of such violation;

•	Files for personal securities transaction confirmations and account statements, all reports and other forms submitted by Covered Persons pursuant to these Rules and any other pertinent information;

•	A list of all persons who are, or have been, required to submit reports pursuant to these Rules;

•	A list of persons who are, or within the last five years have been responsible for, reviewing transaction and holdings reports; and

•	A copy of each report submitted to the Trustees pursuant to this Code.

•

A record of any decision, and the reasons supporting the decision, to approve the acquisition by Investment Personnel of securities in Limited Public Offerings for at least five years after the end of the fiscal year in which such approval was granted.

•	A record of all Acknowledgements of Receipt for each person who is, or within the past five years was, a Covered Person.

INSPECTION

The records and reports maintained by Compliance pursuant to the Rules shall at all times be available for inspection, without prior notice, by any member of the Ethics Committee.

CONFIDENTIALITY

All procedures, reports and records monitored, prepared or maintained pursuant to these Rules shall be considered confidential and proprietary to Janus and shall be maintained and protected accordingly. Except as otherwise required by law or this Policy, such matters shall not be disclosed to anyone other than to members of the Ethics Committee, as requested.

FILING OF REPORTS

To the extent that any report, form acknowledgment or other document is required to be in writing and signed, such documents may be submitted by e-mail or other electronic form approved by Compliance. Any report filed with the Chief Compliance Officer or Director of Compliance of Janus shall be deemed filed with the Janus Funds.

GENERAL INFORMATION ABOUT THE ETHICS RULES

DESIGNEES

The Director of Compliance and the Chief Compliance Officer may appoint designees to carry out their functions pursuant to these Rules.

ENFORCEMENT

In addition to the penalties described in the Penalty Guidelines and elsewhere in the Rules, upon discovering a violation of the Rules, the Janus entity in which a Covered Person is associated may impose such sanctions as it deems appropriate, including without limitation, a letter of censure or suspension or termination of employment or personal trading privileges of the violator. All material violations of the Rules and any sanctions imposed with respect thereto shall be reported periodically to the Trustees.

INTERNAL USE

The Rules are intended solely for internal use by Janus and do not constitute an admission, by or on behalf of such companies, their controlling persons or persons they control, as to any fact, circumstance or legal conclusion. The Rules are not intended to evidence, describe or define any relationship of control between or among any persons. Further, the Rules are not intended to form the basis for describing or defining any conduct by a person that should result in such person being liable to any other person, except insofar as the conduct of such person in violation of the Rules may constitute sufficient cause for Janus to terminate or otherwise adversely affect such person’s relationship with Janus.

APPENDIX A

APPENDIX A: SECURITIES REPORTING FOR ACCESS PERSONS AND INVESTMENT PERSONS

IMPORTANT NOTE: This summary was prepared as a convenient quick reference for Janus personnel and related parties. It does not supercede or replace the Ethics Rules, which all Janus personnel are required to review and follow. In the event of any conflict between this summary and the Rules, the Rules will control. Personnel who have questions about any compliance-related issue should contact Legal or Compliance personnel for clarification.

A-1

BEYOND THE CODE

Corporate Code of Business Conduct Selected Policies and Procedures

REVISED January 5, 2010

APPENDIX B: CORPORATE CODE OF BUSINESS CONDUCT SELECTED

POLICIES AND PROCEDURES

Table of Contents

COMPLIANCE WITH LAWS AND REGULATIONS	B-3

JOINT CONDUCT	B-3
UNILATERAL CONDUCT	B-3
INTENT	B-3
SECURITIES LAWS	B-3
OTHER LAWS	B-3

REGULATION FD	B-4

QUIET PERIOD	B-4

INSIDER TRADING	B-4

WHAT IS THE DEFINITION OF TRADING?	B-4
PROHIBITED TRANSACTIONS	B-5
TRANSACTIONS IN JANUS AFFILIATED SECURITIES BY “HOUSEHOLD MEMBERS”	B-6
OTHER TRADING IN JNS	B-6
POST-TERMINATION TRANSACTIONS	B-6
OTHER CONSIDERATIONS	B-6
WINDOW PERIODS FOR COMPANY SECURITY TRADES	B-7
PRE-CLEARANCE PROCEDURES	B-7
BLACKOUT PERIODS UNDER THE SARBANES-OXLEY ACT OF 2002	B-8
10B5-1 TRADING PLANS OR ARRANGEMENTS	B-8
ARRANGEMENTS WITH CONSULTANTS	B-8
ADDITIONAL GUIDANCE	B-8
REPORTING INSIDE INFORMATION	B-8
WATCH AND RESTRICTED LISTS	B-9
RESPONSIBILITY TO MONITOR TRANSACTIONS	B-9
RECORD RETENTION	B-10

SECTION 16	B-10

RELATED PARTY TRANSACTIONS	B-10

TRANSACTIONS SUBJECT TO THIS POLICY	B-10
TRANSACTIONS EXEMPT FROM THIS POLICY	B-11
APPROVAL PROCESS	B-11
DISCLOSURE	B-11

COMPLIANCE WITH LAWS AND REGULATIONS

JOINT CONDUCT

Companies often must work together and may legally do so under certain circumstances. There are, however some activities prohibited by the antitrust laws. The number one prohibition is price fixing. Competing companies cannot make agreements on prices, nor can they agree on other terms affecting price such as frequency of service, liability provisions and credit terms. In addition, it is illegal for competitors to engage in a group boycott or an agreement not to compete (e.g., by dividing up a market geographically).

Whether joint conduct is legal should always be referred to a Designated Legal or Compliance Representative. The answer is often dependent on a per situation basis (e.g., it may be legal to set standards in one case, but in a similar case, illegal). While a Designated Legal or Compliance Representative is responsible for judging whether proposed joint activity is legal under antitrust laws, it is your duty to disclose all of the facts, not just those in which you believe justify the proposed joint conduct.

UNILATERAL CONDUCT

When a company acts on its own, antitrust becomes an issue only when the company has some degree of control over a market, sometimes referred to as “market power.” If a company has enough market power, the antitrust laws may prohibit that company from refusing to deal with a customer or refusing to sell the customer something over which it has market power, unless the customer buys something else from the company (a “tying arrangement”). What JNS can or cannot do when it has market power is a question for a Designated Legal or Compliance Representative. The question of whether JNS has market power may be difficult, therefore you should err on the safe side and assume that JNS has such market power in instances where it has the only appropriate facility or service available. In those situations, it is your responsibility to seek legal advice.

INTENT

Intent is a crucial factor in any antitrust case. Intent to injure a customer or competitor can create antitrust liability. In antitrust terms, you are expected to act in a manner which enhances the competitiveness of JNS, and you must never take action with the intent of injuring a customer or a competitor.

SECURITIES LAWS

The laws and regulations involving the issuance, buying or selling of Company Securities are stringent and complicated. As a JNS Employee, you should review and be familiar with the restrictions discussed below in the Insider Trading Policy and, if you are a Director or Officer, Section 16 Compliance.

OTHER LAWS

You are required to observe all other applicable laws and regulations. This policy does not attempt to catalog the many statutes which may come into play. Whenever you have questions as to the legality of any conduct past, present or proposed, it is your responsibility to contact JNS’ Compliance Department. You must also comply with the Personal Trading Code of Ethics, Gift and Outside Employment Policies of the JNS Subsidiary for which you work, as they provide protection against legal requirements applicable to investment companies and investment advisory operations and must be strictly adhered to by all personnel covered by those Policies.

REGULATION FD

In order to limit the number of persons who are covered by Regulation FD, JNS has designated certain officers (including its CEO, CFO, General Counsel, Investor Relations and Public Relations) as the only personnel permitted to communicate with analysts, brokers, investment bankers, asset managers, investment advisors, hedge fund managers or other market professionals in the investment community (including shareholders in their capacity) on behalf of, or with respect to matters concerning JNS. If you are not one of the aforementioned designated persons and you receive an inquiry from a member of the investment community, you must refer the inquiry to one or more of such persons, and must not comment on the subject of the inquiry. Please note that this limitation does not apply to discussions regarding non-JNS matters in the course of your business (e.g. communications by portfolio managers and research personnel regarding portfolio companies), although the other requirements of the Corporate Code of Business Conduct and the Ethics Rules may apply.

QUIET PERIOD

During the three to four week period between quarter-end and the announcement of earnings, (the “Quiet Period”) consistent with the Regulation FD (Fair Disclosure) policy above, JNS has designated certain officers (including its CEO, CFO, General Counsel, Investor Relations and Public Relations) as the designated persons that may continue to maintain contact with analysts, brokers, investment bankers, asset managers, investment advisors, hedge fund managers or other market professionals in the investment community, on behalf of or with respect to matters concerning JNS. One-on-one meetings with market professionals and designated personnel are discouraged, but not prohibited, during this Quiet Period. Reactive telephone and e-mail communications with stockholders and market professionals may occur but will be limited to general corporate discussions; such communications may not cover material non-public information such as flows, expense and income statement items beyond the information provided in the most recent corporate disclosures.

INSIDER TRADING

Under current laws, individuals who trade on inside information or provide inside information to others (“tipping”) can be liable for a civil penalty of up to three (3) times the profit gained or loss avoided, a criminal fine (no matter how small the profit) of up to five ($5) million and a jail term of up to twenty (20) years. Under current laws, JNS and any Employee who fails to take appropriate steps to prevent illegal trading could be subject to a civil penalty of the greater of one ($1) million or three (3) times the profit gained or loss avoided as a result of the Employee’s violation and a criminal penalty of up to twenty-five ($25) million.

This insider trading policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with JNS. You are responsible for ensuring that securities laws or this policy is not violated. Failure to comply with this policy may subject the violator to JNS-imposed sanctions, including dismissal for cause, whether or not the failure to comply results in a violation of law.

To avoid the appearance of impropriety, trades are not permitted with respect to an issuer until at least twenty-four (24) hours after the material information related to that issuer is released (a twenty-four (24) hour period that must include at least one (1) full trading day, i.e., a day in which the New York Stock Exchange is open for a full day’s trading). For example, if an announcement is made on a Monday at 9:00 a.m., Tuesday after 9:00 a.m. would generally be an appropriate trade time. If an announcement is made on a Friday at 4:30 p.m., Tuesday at 9:00 a.m. generally would be the first time at which trade is permitted.

WHAT IS THE DEFINITION OF TRADING?

Trading includes all purchases, sales, pledges and certain other transfers of any type of securities, including stocks, bonds, debentures, government securities, options, puts, calls and other securities, in the open market or otherwise. Trades made under JNS’ benefit plans are also covered by the Ethics Rules and Corporate Code of Business Conduct. You are prohibited from making or changing investment elections, withdrawing funds with respect to JNS’ Employee Stock Purchase Plan (ESPP), as well as Company Securities and Janus Funds held through JNS’ 401(k), Profit Sharing and Employee Stock Ownership Plan (the 401(k) Plan), while you are in possession of material non-public information. However, if subsequent to making an investment election you come into possession of material non-public information, you may continue to purchase Company Security or Janus Fund shares pursuant to that previously-made investment election. Although you may receive a stock option or exercise such option while in possession of material non-public information about JNS, you may not sell underlying shares if you possess such information (i.e., you may not effect a “cashless” stock option exercise). This includes any sale of shares which are designed to pay any applicable taxes in connection with the exercise of the option. Similar restrictions apply to investment elections under any of JNS’ deferral plans applicable to you. Please note, however, that if you are a Director or Officer of JNS subject to reporting obligations and rules under Section 16 of the Securities Exchange Act of 1934, as amended, there are preclearance trading requirements discussed below that may inhibit automatic elections to purchase Company Securities in a benefit plan (such as through payroll deduction). Similar pre-clearance trading requirements also apply to certain other Restricted Personnel. You will be notified if you are considered Restricted Personnel.

PROHIBITED TRANSACTIONS

You may not “trade” (as defined above) any securities, including Company Securities or Janus Funds shares while in possession of material non-public information with respect to those securities.

1 If you have knowledge of material information about JNS and such information is not generally known by the public, trading Company Securities (debt or equity) until such information becomes public is not permitted.

2 If you have knowledge of material information about any other public issuer (including a governmental issuer and Janus Funds) and such information is not generally known by the public, then trading securities of that issuer (equity or debt) until such information becomes public is not permitted.

If you are unsure whether the information you have is material or non-public, you should not trade any securities of that issuer until you have spoken with a Designated Legal or Compliance Representative. You may not make information public so that you can purchase or sell securities of JNS or any other company. The non-public information may only be disclosed in accordance with applicable policies and procedures of JNS by authorized persons executing their professional responsibilities on behalf of JNS.

The restrictions on trading while in possession of inside information are not limited to trading in Company Securities and the Janus Funds. They also include trading in the securities of other companies, such as customers of JNS and companies with which JNS may be negotiating major transactions, such as an acquisition, joint venture, investment or sale, or companies that have no business relationship with JNS. Information that is not material to JNS may nevertheless be material to one of those other companies. Therefore, if you have knowledge of material non-public information about another public company, whether or not you obtained the information in the course of working for JNS, and whether you received this information from the company, a JNS Employee or consultant or another person, trading for your own account or the account of a fund or other client in such other public company securities is not permitted. You must also report this knowledge to a JNS official (see Reporting Inside Information). In addition, restrictions exist regarding the trading of non-Company Securities under the Personal Trading Codes of Ethics Policy. As a JNS Employee, you are required to adhere to those restrictions.

Investments in certain securities that are not registered under the Securities Act of 1933, and for which Janus enters into a confidentiality or non-disclosure agreement, may result in the receipt by certain JNS Employees of material, non-public information. If you are requested to complete a confidentiality or nondisclosure agreement, you should immediately forward such agreements to the Legal department for review and negotiation. After review of applicable confidentiality or non-disclosure agreement, the Legal department may distribute a confidentiality memorandum and a certification to the affected JNS employees responsible for obtaining the material, non-public information. JNS Employees will be required to submit a certification of their understanding of this Insider Trading Policy.

TRANSACTIONS IN JANUS AFFILIATED SECURITIES BY “HOUSEHOLD MEMBERS”

When you are prohibited from trading securities, including Company Securities or Janus Funds because you possess material non-public information or the Window Period (discussed below) has not commenced, you may not have any other person purchase or sell securities on your behalf or disclose the information to any such person. Any purchases or sales made by another person on your behalf will result in appropriate consequences. For example, trades in Company Securities held in street name in your account or for your benefit at a brokerage firm are prohibited if you otherwise are prohibited from purchasing or selling Company Securities.

Restrictions on insider trading not only apply to you, but your parents, spouse, minor children and other persons living in your household. You are responsible for compliance with this policy by any trust or estate in which you or your immediate family or personal household is a settler, beneficiary, trustee, executor or the like; any partnership in which you, your immediate family or personal household is a general partner, any corporation in which you, your immediate family or personal household either singly or together own a controlling interest and any trust, corporation, charitable organization, or other firm, entity or group where you, your immediate family or personal household has or shares with others the power to decide whether to buy or sell securities, including Company Securities or Janus Funds (these entities, together with your parents, spouse, minor children and other persons living in your household, are referred to as Household Members). Transactions that may be necessary or justifiable for independent reasons are no exception to the Policy.

In addition, disclosing material non-public information about an issuer, including JNS, to another person and that person trades in securities of that issuer; both you and the other person will be liable.

OTHER TRADING IN JNS

You may not engage in transactions in Company Securities that are speculative in nature. These transactions include, but are not limited to:

1 The writing of a call option and the purchase of a put option if the amount of securities underlying the option exceeds the amount of securities you otherwise own.

2 “Sales against the box” (i.e., selling of borrowed securities when you own sufficient shares to cover the sale).

3 Transacting in the securities of any entity with which, to your knowledge, JNS is discussing business matters.

POST - TERMINATION TRANSACTIONS

Prohibitions on trading continue to apply to transactions in JNS’ securities even after you have terminated your employment, term on the Board of Directors or association. If you are in possession of material non-public information at the time of such termination, you may not trade in JNS’ securities until that information becomes public or is no longer material.

OTHER CONSIDERATIONS

Securities held in a margin account can be sold by the broker without your consent if you fail to meet a margin call. In addition, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when you are aware of material non-public information or at another time when you are not permitted to trade in Company Securities, you are prohibited from meeting margin calls by selling Company Securities in a margin account or pledging Company Securities as collateral for a loan. An exception to this prohibition may be granted where a person who wishes to pledge Company Securities as collateral for a loan (other than a margin loan) clearly demonstrates the financial capacity and the contractual right to repay the loan without resorting to the pledged securities.

WINDOW PERIODS FOR COMPANY SECURITY TRADES

Restricted Personnel and their Household Members may, subject to pre-clearance and other limitations under the insider trading policy unless informed to the contrary, only trade in Company Securities during the Window Period only if they do not possess material non-public information. The Window Period will generally open twenty-four (24) hours after JNS publicly announces its quarterly earnings and will close 10 calendar days prior to quarter end.

PRE-CLEARANCE PROCEDURES

Restricted Personnel who wish to make discretionary or self-directed transactions in Company Securities are required to receive pre-clearance for such transactions on behalf of themselves or others, including retirement plans, trusts, IRA’s or any other account in which they exert control.

To pre-clear a trade, Restricted Persons must submit a Pre-Clearance Form to Compliance through Janus’ web-based Personal Trading Application (iComply). The Director of Compliance or such other Representative shall discuss the transaction with JNS’ General Counsel, Chief Financial Officer or Chief Compliance Officer. Compliance shall promptly notify the person of approval or denial for the transaction through e-mail. Approval or denial for the transaction may be given verbally, but shall be confirmed in writing within seventy-two (72) hours of verbal notification. Prior clearance is good for four (4) business days from and including the day of first notification to execute the trade unless revoked by JNS prior to the expiration of the four (4) business day period. However, if you become aware of any information about JNS that may be considered material non-public information before effecting any pre-cleared transaction, you may not trade and must immediately consult the Director of Compliance.

In addition, JNS may determine that trading in Company Securities is inappropriate even during the established Window Period and accordingly, may “close” the Window Period at any time. You will receive notice of any modification of the Window Period policy or of any prohibition on trading during the established Window Period. In addition, you should remember that even if the Window Period is otherwise open for someone else, you cannot trade if you are in possession of material non-public information.

Stock options are subject to this trading Window Period only to the extent that such transactions are not solely the exercise of an option. You may exercise your options and hold the stock at any time, even when the window is otherwise closed. However, you may not sell any stock (including stock underlying the stock option) to cover the exercise price, income taxes or for any other reason when the window is closed.

Elections concerning JNS’ Employee Stock Purchase Plan (ESPP), Company Securities held through the 401(k) Plan or any other stock plans with elections may be made only when the window is open and you are not in possession of material non-public information about JNS. This includes instructions to start, increase, decrease, or stop participation in these plans, or those of Household Members. The elections must be made in writing to JNS’ Compliance department and are subject to the policy concerning preclearance for Restricted Personnel. Non-discretionary transactions in Company Securities (e.g. the acquisition of securities through JNS’ ESPP pursuant to existing elections or the receipt of options in Company Securities as part of a compensation or benefit plan) do not require pre-clearance.

You and your Household Members will not be required to pre-clear transactions in Company Securities unless you have been informed that JNS considers you to be Restricted Personnel. However, if you trade securities you have a personal responsibility for compliance to securities laws. If you are not within this restricted group but become aware of material non-public information regarding JNS, you may not trade until after that information becomes public and may incur substantial personal legal liability as outlined above.

BLACKOUT PERIODS UNDER THE SARBANES-OXLEY ACT OF 2002

The Sarbanes-Oxley Act of 2002 imposed limitations on the ability of Directors and Officers to trade shares of Company Securities acquired in connection with his or her service or employment as a Director or Officer during 401(k) blackout periods. In general, transfers of securities by Directors and Officers are prohibited, and JNS will initiate and notify Directors and Officers of a blackout period if 50% or more of the participants in JNS’ 401(k) Plan are not able to trade Company Securities for any period of more than three (3) consecutive business days. Violations of this provision, even if unintentional can result in the disgorgement of any profit (or deemed profit) resulting from the prohibited trading.

10b5-1 TRADING PLANS OR ARRANGEMENTS

In certain instances, JNS’ Directors, Officers and Employees may be permitted to effect transactions in Company Securities during certain blackout periods or while in possession of material inside information if such transactions are made pursuant to pre-authorized trading plans or arrangements established under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (Trading Plans or Arrangements). Rule 10b5-1 requires that these transactions be made pursuant to a plan established while the person was not in possession of material non-public information. The plan must also comply with the other requirements of the Rule. Furthermore, Trading Plans or Arrangements cannot be entered into or amended except during a Window Period. The JNS Compliance Department must review and approve any such Trading Plan or Arrangement prior to its effectiveness, as well as any proposed modifications to a Trading Plan or Arrangement prior to the effectiveness of any such modification. Anyone seeking to establish a Trading Plan or Arrangement should contact the JNS Compliance Department. The acceptance by JNS’ Compliance Department of a Trading Plan or Arrangement does not mean that it automatically meets the requirements of Rule 10b5-1 or that persons adopting such Plans or Arrangements will be insulated from insider trading liability. It is your responsibility to comply with insider trading laws and regulations, including Rule 10b5-1.

ARRANGEMENTS WITH CONSULTANTS

From time to time, JNS or its Subsidiaries may retain the services of outside consultants to provide advice on economic, financial or political matters. Our standard agreement with consultants requires that consultants maintain the confidence of any confidential information of JNS or its Subsidiaries that is shared with them and that they not disclose to any Employee any material non-public information without prior written approval of the Chief Compliance Officer. However, as noted elsewhere, if you believe that you have come into possession of material non-public information from a consultant, you must take the steps as outlined below.

ADDITIONAL GUIDANCE

As needed, and upon notice to the Directors and Officers, JNS’ Compliance Department, in consultation with the General Counsel may interpret and set forth guidelines for pre-clearance, including adding additional states and/or types of organizations (i.e., broker-dealers or securities, investment banking or insurance related firms) that are subject to pre-clearance restrictions. In addition to Restricted Personnel, JNS may find it necessary to require compliance with the pre-clearance process from you. JNS will notify you of the need to comply with the pre-clearance process.

REPORTING INSIDE INFORMATION

If you believe that you have come into possession of material non-public information, whether from the company to which the information relates, a JNS Employee, consultant or another person, or if you have questions as to whether the information you possess is material and non-public, the following steps should be taken:

1 Do not purchase or sell securities on behalf of yourself or others, including funds/clients.

2 Do not communicate the information inside or outside of JNS, other than to the Chief Compliance Officer or the Director of Compliance.

3 Immediately advise the Chief Compliance Officer or the Director of Compliance of the nature and source of such information. The Chief Compliance Officer or Director of Compliance will review the information with the Ethics Committee.

4 Depending upon the determination made by the Ethics Committee, or by the Chief Compliance Officer until the Committee can be convened, you may be instructed to continue the prohibition against trading and communication; the Director of Compliance will place the security on a Restricted List or Watch List, as described below. Alternatively, if it is determined that the information obtained is not material non-public information, you may be allowed to trade and communicate the information.

WATCH AND RESTRICTED LISTS

Whenever the Ethics Committee or the Chief Compliance Officer determines that a Director, Trustee, Officer or Employee of JNS is in possession of material non-public information with respect to a company (regardless of whether it is currently owned by any Client) such company will either be placed on a Watch List or on a Restricted List.

If the security is placed on a Watch List, the flow of the information to other JNS personnel will be restricted in order to allow such persons to continue their ordinary investment activities. This procedure is commonly referred to as a “Chinese Wall.”

If the Ethics Committee or Chief Compliance Officer determines material non-public information is in the possession of a Director, Trustee, Officer or Employee and cannot be adequately isolated through the use of a Chinese Wall, the company will be placed on the Restricted List. The Ethics Committee or the Chief Compliance Officer will also have the discretion of placing a company on the Restricted List even though no “break in the Chinese Wall” has or is expected to occur with respect to the material non-public information about the company. Such action may be taken by such persons for the purpose of avoiding any appearance of the misuse of material non-public information.

The Ethics Committee or the Chief Compliance Officer will be responsible for determining whether to remove a particular company from the Watch List or Restricted List. The only persons who will have access to the Watch List or Restricted List are members of the Ethics Committee, Designated Legal or Compliance Representatives and such persons affected by the information. The Watch List and Restricted List are highly confidential and should not, under any circumstances be discussed with or disseminated to anyone other than the persons noted above.

RESPONSIBILITY TO MONITOR TRANSACTIONS

Compliance will monitor Employee transactions of reports which are received to detect the existence of any unusual trading activities with respect to companies on the Watch and Restricted Lists. Compliance will immediately report any unusual trading activity directly to the Director of Compliance, and in his or her absence, the Chief Compliance Officer, who will be responsible for determining what, if any action should be taken.

RECORD RETENTION

Compliance shall maintain copies of the Watch List and Restricted List for a minimum of six (6) years.

SECTION 16

“Insiders” include:

1 All members of the Board of Directors of JNS.

2 All “Officers” of JNS (“Officer” is defined for purposes of Section 16 as the President, Principal Financial Officer and Principal Accounting Officer (or controller) of JNS.

3 Any Vice President in charge of a principal JNS business unit, division or function (such as sales, administration or finance).

4 Any other Officer or person of JNS who performs policy-making functions for JNS.

5 Any direct or indirect beneficial owner of more than ten (10) percent of any class of equity security of JNS.

Failure to comply with Section 16 reporting requirements can result in both civil and criminal penalties to the insider and adverse consequences to JNS. The maximum civil penalty for failure to file timely is five (5) thousand dollars for an individual, except in cases where the failure to file involves a deliberate or reckless disregard of the filing obligation, in which case the maximum is increased to fifty (50) thousand dollars, which is further increased to one-hundred (100) thousand dollars if the failure to file also results in substantial losses (or creates a significant risk of substantial losses) to others. In addition, late and erroneous reports must be disclosed in JNS’ annual proxy statement to stockholders; that disclosure must include the name of the non-compliant insider and must also be disclosed on the cover page of JNS’ Annual Report on Form 10-K.

RELATED PARTY TRANSACTIONS

TRANSACTIONS SUBJECT TO THIS POLICY

Any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which Janus Capital Group Inc. (the “Company”) was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest.

“RELATED PERSONS” include:

•	all directors and executive officers of the Company;

•	any nominee for director;

•	any immediate family member of a director, nominee for director or executive officer of the Company; and

•	any holder of more than five percent (5%) of the Company’s common stock, or an immediate family of such holder.

“Immediate Family” includes: children, stepchildren, parents, stepparents, spouses, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and any other person sharing a household (other than a tenant or employee).

TRANSACTIONS EXEMPT FROM THIS POLICY

•

payment of compensation by the Company to a Related Person for the Related Person’s service to the Company and such compensation had been approved, or recommended to the Board of Directors of the Company for approval, by the Compensation Committee;

•	transactions available to all employees or all shareholders of the Company on the same terms;

•	transactions, which when aggregated with the amount of all other transactions between the Related Person and the Company, involve less than $120,000 in a fiscal year.

The Audit Committee will analyze the following factors, in addition to any other factors the Audit Committee deems appropriate, in determining approval:

•	whether the terms are fair to the Company;

•	whether the transaction is material to the Company;

•	the role the Related Person has played in arranging the Related Party Transaction;

•	the structure of the Related Party Transaction; and

•	the interests of all Related Persons in the Related Party Transaction.

The Related Party Transaction will only be approved if the Audit Committee determines that the Related Party Transaction is beneficial and that the terms are fair to the Company.

APPROVAL PROCESS

The Audit Committee may, in its sole discretion, approve or deny any Related Party Transaction. Approval of a Related Party Transaction may be conditioned upon actions that the Audit Committee deems appropriate.

DISCLOSURE

All Related Party Transactions that are required to be disclosed in the Company’s filings with the Securities and Exchange Commission, as required by the Securities Act of 1933 and the Securities Exchange Act of 1934 and related rules and regulations, shall be so disclosed in accordance with such laws, rules and regulations.

The material features of this policy shall be disclosed in the Company’s Proxy Statement, as required by applicable laws, rules and regulations. In addition, the Company shall post this policy on its website and update it as necessary.